Exhibit 23.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use of our opinion letter dated December 14, 2006 to the Board of Directors of New Hampshire Thrift Bancshares, Inc., to be included as Annex C to the Proxy Statement/Prospectus of New Hampshire Thrift Bancshares, Inc. that forms part of the Registration Statement on Form S-4 relating to the proposed merger of New Hampshire Thrift Bancshares, Inc. and First Brandon Financial Corporation and to the references to such opinion therein.

/s/ Keefe, Bruyette & Woods

March 16, 2007